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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Cotelligent, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-31914, 333-33312, 333-67589, 333-10253, 333-3388 and 333-103978) on
Form S-8 and in the registration statement (No. 333-53899) on Form S-4 of Cotelligent, Inc., of our report dated March 26, 2003, except as to Notes 2 and 17, which are as of November 25, 2003, with respect to the consolidated balance sheets of Cotelligent, Inc., as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2002 and 2001, and the nine months ended December 31, 2000, which report appears in the December 31, 2002, annual report on Form 10-K/A of Cotelligent, Inc.

Our report dated March 26, except as to Notes 2 and 17, which are as of November 25, 2003, contains an explanatory paragraph that states that the Company has restated the presentation of earnings (loss) per share in the consolidated statements of operations for the years ended December 31, 2002 and 2001, and the nine months ended December 31, 2000.

                                        /s/ KPMG LLP

Costa Mesa, California
November 25, 2003